UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2007 (January 17, 2007)

M & F Worldwide Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13780	02-0423416

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 East 62nd Street New York, New York	10021
(Address of Principal Executive Offices)	(Zip Code)

(212) 572-8600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Please see the disclosure in Item 5.02, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2007, Rosanne F. Coppola, a director of M & F Worldwide Corp. (the “Company”) since 2003, died. Ms. Coppola was a valued member of the Board and will be greatly missed. Ms. Coppola served as a member of the Audit and Nominating & Corporate Governance Committees of the Board.

On January 23, 2007, the Board of Directors of the Company elected Carl B. Webb to fill the vacancy left by Ms. Coppola, with a term expiring in 2009. The Board has determined that Mr. Webb is an independent director (as that term is defined under applicable New York Stock Exchange (“NYSE”) rules) in accordance with the Company's Board Standards for Assessing Director Independence. Mr. Webb will serve as a member of the Board’s Audit Committee and Nominating & Corporate Governance Committee.

On January 23, 2007, the Board also increased the number of directors on the Board from nine to ten, and elected Charles T. Dawson as a director with a term expiring in 2009. Mr. Dawson also serves as President and Chief Executive Officer of Clarke American Corp., a wholly-owned subsidiary of the Company.

In addition, on January 23, 2007, the Board determined that Jaymie A. Durnan, a director of the Company, is an independent director.

At the time of her death, Ms. Coppola served as one of three directors serving on the Company's Audit Committee. Accordingly, from January 17, 2007 until January 23, 2007, the Company failed to comply with NYSE rules requiring an Audit Committee of no less than three directors (Section 303A.07 of the NYSE Listed Company Manual). The Company discussed this non-compliance with the NYSE on January 22, 2007. Following the January 23, 2007 appointment of Mr. Webb to the Company's Audit Committee, the Company is in compliance with Section 303A.07 of the NYSE Listed Company Manual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M & F WORLDWIDE CORP.

Date: January 23, 2007	By:	/s/ Barry F. Schwartz
	Name:	Barry F. Schwartz, Esq.
	Title:	Executive Vice President
and General Counsel

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